Authorization and Designation
To Sign and File
Section 16 Reporting Forms

The undersigned, a Director of Altria Group, Inc.,
a Virginia corporation (the Company), does hereby authorize
and designate W. Hildebrandt Surgner, Jr., Mary C. Bigelow, J. Michael Hinchliffe,
Angela M. Crosby or Michele D. Rundstrom to sign and file on his behalf the application for the required Securities and Exchange Commission (SEC)
electronic CIK/CCC codes and any all Forms 3, 4 and 5 relating to equity securities of the Company with the Securities and Exchange Commission
pursuant to the requirements of Section 16 of the Securities
Exchange Act of 1934 (Section 16). This authorization, unless earlier revoked in writing, shall be valid until the
undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this
Authorization and Designation this 19th day of May, 2022.

      /s/ M. Max Yzaguirre